Exhibit 99.1

Certain Updated Disclosure

Pursuant to that certain Purchase and Sale Agreement (the “Purchase Agreement”) by and among Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (“Magnolia Operating”) and WildFire Energy I LLC, a Delaware limited liability company (“Seller”), Magnolia Operating is acquiring 100% of the issued and outstanding limited liability company interests of WildFire Intermediate Holdings, LLC, a Delaware limited liability company (the “Target”), from the Seller (and indirectly acquiring 100% of the issued and outstanding limited liability company interests of each of the Target’s subsidiaries, except for certain subsidiaries that will be excluded from the transaction and retained by the Seller in accordance with the terms of the Purchase Agreement). The mostly contiguous assets held directly or indirectly by the Target encompass approximately 810,000 net acres primarily in Brazos, Burleson, Fayette, Grimes, Lee, Madison, Milam, Robertson and Washington counties, Texas. For the three months ended June 30, 2026, Seller’s production is expected to be 53 thousand barrels of oil equivalent per day (“MBoe/d”) (approximately 70% oil), producing primarily from the Eagle Ford, Austin Chalk and Woodbine formations. Proved Developed Reserves as of December 31, 2025 included approximately 100.3 million barrels (“MMBbls”) of oil and a total of 139.8 MMBoe and total Proved Reserves as of the same date included approximately 196.5 MMBbls of oil and a total of 271.2 MMBoe.

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As of June 30, 2026, we had cash and cash equivalents of approximately $295.9 million and no borrowings outstanding under our senior secured reserve-based revolving credit facility.

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Neither we nor the Seller have finalized our respective financial and operational results for the three months ended June 30, 2026. However, set forth below are certain preliminary estimates of our and the Seller’s production information and expected capital expenditures based on information available as of the date hereof for the three months ended June 30, 2026. During the course of the preparation of our financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary estimates presented below. These preliminary estimates for the three months ended June 30, 2026 are not necessarily indicative of the results to be achieved for any future period.

The preliminary estimates presented below are subject to a variety of risks and uncertainties, including significant business, economic and competitive risks and uncertainties. Accordingly, our and the Seller’s actual results may differ materially from those contained in the preliminary estimates set forth below.

The preliminary data set forth below have been prepared by, and is the sole responsibility of, the Company and the Seller. Each of our independent registered public accounting firm, the Seller’s independent auditor and each of our and the Seller’s independent petroleum engineer has not audited, reviewed, compiled or performed any procedures with respect to such preliminary data. Accordingly, each of our independent registered public accounting firm, the Seller’s independent auditor and each of our and the Seller’s independent petroleum engineer does not express an opinion or any other form of assurance with respect thereto.

For the three months ended June 30, 2026, we currently expect to report capital expenditures of $125 million. The Seller also currently expects capital expenditures to be between $110 million and $120 million.

Furthermore, for the three months ended June 30, 2026, we currently expect total net production volumes to be 106 Mboe/d (approximately 40% oil), and the Seller currently expects total net production volumes to be 53 Mboe/d (approximately 70% oil).

This preliminary financial and operational information is not a comprehensive statement of our or the Seller’s financial or operational results for this period, and our and the Seller’s actual results may differ significantly. Our and the Seller’s managements’ estimates are preliminary, derived from our and the Seller’s internal records and are based on information available as of the date hereof. The estimates for the preliminary estimated financial and operational information described above constitute forward-looking statements and are not guarantees of future performance or outcomes. These estimates are preliminary and inherently uncertain. Our normal reporting processes with respect to the foregoing preliminary estimates have not been fully completed. These preliminary results have not been audited or reviewed by our independent registered public accounting firm, the Seller’s independent auditor or each of our or the Seller’s independent petroleum engineer and may change and those changes may be material. Accordingly, you should not place undue reliance upon these preliminary financial and operational results.

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